Integon Corporation Announces Resignation of Chief Executive Officer

Integon Corporation announced on November 25, 1996 that its Chief Executive Officer, James T. Lambie, was resigning as the Company's Chief Executive Officer and also as a director of the Company. Mr. Lambie will continue as President of the Company for the next several months. The Company also announced that John C Head III, the Company's Chairman of the Board of Directors was succeeding Mr. Lambie as the Chief Executive Officer and that the Company has established a committee of its Board of Directors for the purpose of selecting candidates for the position of President and Chief Executive Officer. It is expected that this position will be filled by the middle of 1997. Subsequent to the election of a new President and Chief Executive Officer, Mr. Head will continue as Chairman of the Board of Directors and a senior policy making member of the management of the Company.